U.S. BANCORP
NON-QUALIFIED RETIREMENT PLAN

U.S. BANCORP
NON-QUALIFIED RETIREMENT PLAN

ARTICLE I

INTRODUCTION

1.01. History. Effective January 1, 1987, the Star Banc Corporation (formerly First National Cincinnati Corporation) adopted the Star Banc Corporation Non-Qualified Retirement Plan. Effective January 1, 1983, Firstar Corporation (formerly First Wisconsin Corporation) adopted the Firstar Corporation Pension Benefits Equalization Plan. Firstar Corporation also maintained the Firstar Corporation Supplemental Retirement Plan for Key Executives and had liabilities for deferred compensation under certain other plans and arrangements established by entities acquired by Firstar Corporation prior to November 20, 1998.

Effective November 20, 1998, Star Banc Corporation and Firstar Corporation merged through an exchange of shares to form a new Firstar Corporation. On September 20, 1999, Firstar Corporation acquired substantially all of the outstanding shares of capital stock of Mercantile Bancorporation Inc., which maintained the Mercantile Bancorporation Inc. Supplemental Retirement Plan.

Effective January 1, 1984, First Bank System, Inc. established the First Bank System, Inc. Excess Benefit Plan. Effective January 1, 1992, First Bank System, Inc. established the First Bank System, Inc. Nonqualified Supplemental Executive Retirement Plan. In 1997 First Bank System changed its name to U.S. Bancorp and thereafter, the plans, as amended and restated, became known as the U.S. Bancorp Defined Benefit Excess Plan and the U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan, respectively.

Firstar Corporation merged into U.S. Bancorp effective February 27, 2001.

On October 16, 2001, the Board of Directors of U.S. Bancorp ratified and approved actions taken on July 17, 2001 by the Compensation Committee of the Board of Directors freezing certain benefits under the U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan, modifying the Company’s various excess benefits to reflect changes in the underlying tax-qualified pension plans, and consolidating the Company’s various nonqualified deferred compensation plans into a single combined plan.

1.02. Plan Mergers. This Plan reflects the following plan mergers, effective as of the date specified, except where an earlier or later effective date is specified in this plan document (or an amendment hereto):

(a)	effective as of January 1, 1999, the Star Banc Corporation Non-Qualified Retirement Plan merged with the Firstar Corporation Pension Benefits Equalization Plan, the Firstar Corporation Supplemental Retirement Plan for Key Executives and certain other plans and arrangements to form a single, combined plan known as the “Firstar Corporation Non-Qualified Retirement Plan”;

(b)	effective as of January 1, 2000, the Mercantile Bancorporation Inc. Supplemental Retirement Plan merged into the Firstar Corporation Non-Qualified Retirement Plan; and

(c)	effective as of January 1, 2002, the U.S. Bancorp Defined Benefit Excess Plan and the U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan merged into the Firstar Corporation Non-Qualified Retirement Plan which, effective on and after January 1, 2002, shall be known as the “U.S. Bancorp Non-Qualified Retirement Plan” (“Plan”).

1.03. Purpose. The primary purpose of this Plan is to restore retirement benefit payments to those eligible employees whose retirement benefits under the Qualified Plan will be reduced by the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or by reason of their election to defer receipt of income that would otherwise have been taken into account for purposes of calculating benefits under the Qualified Plan. The Plan is also intended to provide supplemental retirement benefits to selected executives, and to provide for payment of certain other liabilities for deferred compensation as described in the Appendices hereto.

1.04. Separate Excess Benefit Plan. Notwithstanding anything in this plan document to the contrary, the separable part of this Plan that is maintained solely for the purpose of providing benefits in excess of the limitations on contributions and benefits imposed by Section 415 of the Code to persons who do not qualify as members of “a select group of management or highly compensated employees” (as that phrase is used in ERISA) shall be treated as a separate plan that is an excess benefit plan. Such separate excess benefit plan shall be referred to as the “U.S. Bancorp 415 Excess Benefit Plan”.

1.05. Relation to Qualified Plan. This Plan is completely separate from any tax-qualified retirement plan.

1.06. No Effect on Former Employees. Except as may be otherwise required by law or hereinafter specifically provided, this amended and restated plan document shall not affect the rights of or benefits payable to, or with respect to:

(a)	any person who was a participant in a plan that merged to form the Firstar Corporation Non-Qualified Retirement Plan, or any predecessor to such a plan, who died or otherwise terminated employment before January 1, 1999;

(b)	any person who was a participant in the Mercantile Bancorporation Inc. Supplemental Retirement Plan or any predecessor to that plan, who died or otherwise terminated employment before January 1, 2000; and

(c)	any person who was a participant in the U.S. Bancorp Defined Benefit Excess Plan or the U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan, or any predecessor to those plans, who died or otherwise terminated employment before January 1, 2002.

Except as may be otherwise required by law or hereinafter specifically provided, the rights of, and benefits payable to, or with respect to, all such persons shall be governed by the applicable plan documents as in effect at the time of such person’s death or other termination of employment. Notwithstanding anything in this Section 1.06 to the contrary, this amended and restated plan document shall affect any Other Benefit payable to or with respect to any person named in Appendix A.

ARTICLE II

DEFINITIONS

As used herein with initial capital letters, the following words and phrases shall have the meanings specified below unless a different meaning is clearly required by the context:

2.01. Actuarially Equal — equal value determined as follows:

(a)	Lump Sum Payment of Excess Benefits (Optional or Small Amounts). For purposes of calculating the single lump sum cash payment that is Actuarially Equal to a Participant’s Excess Benefit under Article IV:

(i)	any portion of the Participant’s Excess Benefit that is attributable to a “Cash Balance Benefit” or a “Mercantile Benefit” (as those terms are defined in the Qualified Plan) shall be converted from its normal form to its single lump sum value in the same manner as the applicable “Cash Balance Benefit” or “Mercantile Benefit” would be so converted; and

(ii)	the remainder of the Participant’s Excess Benefit shall be converted from its normal form to its single lump sum value using the interest and mortality assumptions for the calculation of pension liabilities in the Company’s audited financial statements that were last adopted by the Committee prior to the date on which the single lump sum cash payment calculation under this Plan is performed, subject, however, to any applicable conditions and limitations that may be established by the Committee.

(b)	Excess Benefits Paid in Forms That Are Available for the Participant’s Entire Qualified Plan Benefit. For purposes of calculating the amount of payments in any optional payment form permitted under Section 4.03, other than a single lump sum, that is available for payment of a Participant’s entire Qualified Plan benefit, the Excess Benefit shall be converted from its normal form to the optional form elected by the Participant using the same interest and mortality assumptions as would be used under the Qualified Plan to perform the same conversion.

(c)	Excess Benefits Paid in Forms That Are Not Available for the Participant’s Entire Qualified Plan Benefit. For purposes of calculating the amount of payments in any optional payment form permitted under Section 4.03, other than a single lump sum, that is not available for payment of a Participant’s entire Qualified Plan benefit, the Participant’s entire Excess Benefit shall be converted from its normal form to the optional form elected by the Participant using the same interest and mortality assumptions as would be used by the Qualified Plan to perform the same conversion with respect to the portion of the Qualified Plan benefit that could be paid in the same form as the form in which the Excess Benefit will be paid.

(d)	Supplemental and Death Benefits. Unless otherwise provided in the applicable Appendix B, for purposes of calculating the amount of any Supplemental Benefit or Death Benefit:

(i)	any conversion to a single lump sum cash payment of equal value, other than a conversion that uses the assumptions described in item (iv) below, shall be calculated using the interest and mortality assumptions for the calculation of pension liabilities in the Company’s audited financial statements that were last adopted by the Committee prior to the date on which the single lump sum cash payment calculation under this Plan is performed, subject, however, to any applicable conditions and limitations that may be established by the Committee;

(ii)	any conversion from the normal form of payment to an optional annuity form other than an estate protection annuity form shall be calculated using the applicable factors (the “Firstar Factors”) set forth in Appendix A of the Firstar Employees’ Pension Plan (as amended and restated effective as of January 1, 1999), and any conversion from the normal form of payment to an optional estate protection annuity form shall be calculated by first using the Firstar Factors to determine the applicable annuity without estate protection, and by then applying the applicable estate protection factor described in Section 2 of Appendix C of the U.S. Bancorp Pension Plan;

(iii)	any conversion of an “offsetting benefit” required by Section 6.02(b), 6.03(b), or 6.04(b) shall be calculated using an interest rate per annum of 8% and the UP-1984 Table of Mortality set back two years unless the Plan Administrator, in its discretion, concludes that it has complete and accurate information regarding the actuarial equivalent factors that would be applied for a similar conversion by the plan providing the “offsetting benefit”, in which case such applicable factors shall be used; and

(iv)	for purposes of calculating (1) the present value of the applicable benefit at the time of the Participant’s death (but not the present value of any survivor annuity payable to the Participant’s surviving spouse, which shall be calculated using the assumptions described in item (i) above) under Section 8.01(c), (2) any single lump sum payment due under an estate protection annuity form of payment, and (3) for any other conversion not described in items (i) through (iii) above, an interest rate per annum of 8% and the UP-1984 Table of Mortality, set back two years.

2.02. Beneficiary — a person, persons, trust or estate designated by a Participant (or automatically by operation of law or this plan statement) to receive a benefit payable under this Plan upon the death of the Participant. A person, trust or estate so designated shall not be considered a Beneficiary until the death of the Participant.

2.03. Board of Directors — the Board of Directors of the Company.

2.04. Chief Executive Officer — the Chief Executive Officer of the Company.

2.05. Code — the Internal Revenue Code of 1986, as amended.

2.05A. Company — from the Effective Date through February 26, 2001, Firstar Corporation; on and after February 27, 2001, U.S. Bancorp.

2.06. Committee — the Compensation Committee of the Board of Directors of the Company.

2.07. Death Benefit — any benefit paid to a Beneficiary upon the death of a Participant as provided under the terms of Article VIII of this Plan.

2.08. Disability or Disabled — a physical or mental condition arising after the Effective Date which prevents the Participant from performing the responsibilities of his or her position, as determined by the Committee.

2.09 Disability Benefit — a benefit payable under Article VII of this Plan to a Disabled Participant.

2.10. Disability Commencement Date — except as otherwise determined by the Committee, the first day of the month coincident with or immediately following the date a Disabled Participant becomes eligible to receive long-term disability income loss benefits under a plan of the Employer providing such benefits.

2.11. Disabled Participant — a Participant who is Disabled and who is eligible for Supplemental Retirement Benefits under Article VI.

2.12. Early Retirement Date — the first day of the month after the day the Participant terminates employment with the Employer after attaining age 55 and completing at least five (5) years of Service; provided that, with respect to Supplemental and Other Benefits, a different Early Retirement Date may be prescribed in the relevant Appendix.

2.13. Effective Date — the date as of which the plans identified in Section 1.02(a) combined to form the Firstar Corporation Non-Qualified Retirement Plan, i.e., January 1, 1999.

2.14. Employee — a person who is employed by the Employer.

2.15. Employer — the Company, its successors and assigns, any of its subsidiary or affiliated organizations authorized to participate in the Qualified Plan with respect to their Employees, and any organization or person into which the Employer may be merged or consolidated or to which all or substantially all of its assets may be transferred which is required to assume the obligations of the Employer under Section 13.06 hereof. In addition to the foregoing entities, the Committee may, to the extent it deems necessary or appropriate to provide benefits under this Plan other than Excess Benefits, designate any other subsidiary or affiliate of the Company as included in the term “Employer.”

2.16. Excess Benefit — a benefit payable to a Participant under Article IV of this Plan.

2.17. Final Average Monthly Earnings or FAE — the average of a Participant’s Monthly Earnings for the five consecutive calendar years of service with the Employer during which the Participant’s Monthly Earnings were the highest. For purposes of any Supplemental Benefit provided under Article VI, Final Average Monthly Earnings shall be subject to any modifications set forth in the applicable Appendix B.

2.18. Monthly Earnings — one-twelfth of the Participant’s annual base pay for employment with the Employer during any calendar year commencing after 1985, modified as follows:

(a)	Included Items. In determining a Participant’s Monthly Earnings there shall be included: (i) vacation and holiday pay, (ii) short-term disability pay, (iii) elective contributions made by the Employer on behalf of the Participant that are no includible in gross income under sections 125, 132(f), 402(e)(3), 402(h), 403(b), 414(h)(2) and 457 of the Code, including elective contributions authorized by the Participant under a cafeteria plan, a qualified transportation fringe benefit, or any qualified cash or deferred arrangement under section 401(k) of the Code; (iv) amounts earned during the calendar year that are deferred under a nonqualified deferred compensation arrangement (regardless of when paid), (v) amounts earned for the calendar year under an executive annual incentive plan (regardless of when paid), (vi) the portion of any retention bonus attributable to the calendar year, determined by prorating the bonus over the period for which it is earned), (vii) ordinary income attributable to the calendar year due to the vesting of restricted stock in the calendar year or a later calendar, determined by prorating the income recognized at vesting over the calendar years in the vesting period.

(b)	Excluded Items. In determining a Participant’s Monthly Earnings, the following shall be excluded: (i) expense reimbursements, car allowances and other similar payments, including foreign service allowances, station allowances, foreign tax equalization payments and other similar payments, (ii) welfare and fringe benefits (cash and noncash), including tuition reimbursements, payments under an adoption assistance program, disability payments (but not continued payment of a Participant’s normal compensation under the Employer’s policy regarding short-term absences for medical reasons), payments for vacation or sick leave accrued but not taken, financial planning assistance and final payments on account of termination of employment (e.g., severance payments), (iii) all noncash remuneration including income imputed from below-market loans and from insurance coverages and premiums, (iv) employee discounts and other similar amounts, (v) moving expenses (and any tax or “gross-up” payments on account of moving expense reimbursements or payments), (vi) nonqualified deferred compensation (when received), (vii) the value of all stock options and stock appreciation rights (whether or not exercised) and other similar amounts, (viii) change in control payments, (ix) commissions, and (x) bonus payments other than those correctly classified as and attributable to an executive annual incentive plan.

(c)	Code Limitations Not Applicable. Monthly Earnings shall be determined without regard to any limitation imposed by the Code.

2.19. Normal Retirement Date — the first day of the month coincident with or immediately following the Participant’s sixty-fifth (65th) birthday.

2.20. Other Benefit — a benefit payable under Article V of this Plan to a Participant who is identified in Appendix A as a person who is entitled to an Other Benefit.

2.21. Participant — any Employee of the Employer who becomes eligible to receive a benefit under this Plan as provided in Article III hereof. A person who becomes a Participant shall remain a Participant until he or she dies, ceases to be eligible for a benefit under this Plan, is paid the entire benefit to which he or she is entitled, or is removed from the Plan as provided in Section 3.03, whichever happens first.

2.22. Plan — this nonqualified deferred compensation plan which from January 1, 1999 through December 31, 2001 shall be referred to as the “Firstar Corporation Non-Qualified

Retirement Plan”, and which after December 31, 2001 shall be referred to as the “U.S. Bancorp Non-Qualified Retirement Plan”.

2.23. Plan Administrator — the Committee.

2.24. Qualified Plan — for the period commencing on January 1, 1999 and ending on December 31, 2001, inclusive, the Firstar Employees’ Pension Plan, as amended; on and after January 1, 2002, but only with respect to Participants who are employed by the Employer on or after January 1, 2002, the U.S. Bancorp Pension Plan.

2.25. Retired Participant — any Participant in the Plan whose employment with the Employer has terminated and who is eligible to receive or is then receiving Excess Benefits, Supplemental Benefits or Other Benefits.

2.26. Service — the Participant’s “Vesting Service” determined as provided under the Qualified Plan. The Committee, in its sole discretion, may credit any or all of a Participant’s prior service with another employer toward Service under this Plan.

2.27. Supplemental Benefit — a benefit payable under Article VI of this Plan to a Participant who has been specifically designated by the Committee to receive a Supplemental Benefit. The special terms and conditions of the Supplemental Benefit payable to each Participant who has been designated to receive a Supplemental Benefit shall be set forth in the applicable Appendix B.

ARTICLE III

PARTICIPATION IN THE PLAN

3.01. Eligibility.

(a)	Excess Benefit. Eligibility for Excess Benefits under Article IV shall be determined as follows:

(1)	Prior to 2002. For the period commencing January 1, 1999 and ending December 31, 2001 any participant in the Qualified Plan in salary grade 50 or above (or the corresponding pay grade of any revised salary administration program) shall be eligible for Excess Benefits if the benefits to which such Employee is entitled from the Qualified Plan are less than they would have been if (a) the limitations imposed by Code Section 401(a)(17) and/or 415 did not apply, or (b) the Employee had not elected to defer receipt of a portion of his pay under a deferred compensation plan or program of the Employer. The Committee may extend eligibility for Excess Benefits to other Employees on an individual basis.

(2)	After 2001. After December 31, 2001, a person shall be eligible for Excess Benefits if such person (i) is a participant in the Qualified Plan, (ii) would be entitled to a benefit greater than zero if Article IV applied, and (iii) is a member of a select group of management or highly compensated employees as that expression is used in ERISA. A person who satisfies (i) and (ii) of the preceding sentence, but fails requirement (iii), shall be eligible only for Excess Benefits based solely on the limitations imposed by Section 415 of the Code and only from the separable part of this Plan referred to as the U.S. Bancorp 415 Excess Benefit Plan.

(3)	Former Employees. Notwithstanding anything in (1) or (2) above to the contrary, no former employee described in Section 1.06 of this Plan shall be entitled to any Excess Benefit under this Plan. (This does not preclude such a former employee from receiving an Other Benefit to which the former employee may be entitled under the terms of Article V and Appendix A, even if that Other Benefit is substantially similar to Excess Benefits that would have been provided under Article IV.)

(b)	Supplemental Benefits. Eligibility for Supplemental Benefits under Article VI shall be determined by the Committee in its sole discretion.

The Committee shall also determine, in its sole discretion, the amount of any Participant’s Supplemental Benefit or the formula by which the Participant’s Supplemental Benefit shall be determined. Such amount or formula, and any other special terms and conditions applicable to a Participant in the Supplemental Benefits portion of the Plan shall be set forth in the applicable Appendix B to this Plan.

(c)	Other Benefits. Article V lists and describes certain other plans, contracts or arrangements that have been incorporated into this Plan that provide deferred compensation to specified Participants. Eligibility and benefits under those plans, contracts and arrangements are determined in accordance with the documents that governed them prior to their incorporation into this Plan, subject to any modifications set forth in the applicable Appendix A.

(d)	Disability and Death Benefits. Only persons who are eligible to receive Supplemental Benefits shall be eligible for the Disability Benefits under Article VII of this Plan. Only the Beneficiaries of Participants who are Participants in either the Supplemental Benefits or the Excess Benefits portion of this Plan shall be entitled to Death Benefits under Article VIII of this Plan.

(e)	U.S. Bancorp 415 Excess Benefit Plan. Participants in the separable part of this Plan referred to as the U.S. Bancorp 415 Excess Benefit Plan are those Participants in this Plan whose Excess Benefits, as determined under Section 4.01, derive solely from the limitations in the Qualified Plan imposed under Section 415 of the Code (i.e., such Participants’ Excess Benefits are determined under Section 4.01 without the application of Sections 4.01(a)(2),(3) and(4)).

3.02. Specific Exclusions. Notwithstanding anything apparently to the contrary in this Plan or in any written communication, summary, resolution or document or oral communication, no individual shall be a Participant in this Plan, develop benefits under this Plan or be entitled to receive benefits under this Plan (either for the individual or the individual’s survivors) other than benefits under the separable part of this Plan known as the U.S. Bancorp 415 Excess Benefit Plan, unless such individual is a member of a select group of management or highly compensated employees (as that expression is used in ERISA). If a court of competent jurisdiction, any representative of the U.S. Department of Labor or any other governmental, regulatory or similar body makes any direct or indirect, formal or informal, determination that an individual is not a member of a select group of management or highly compensated employees (as that expression is used in ERISA), such individual shall not be (and shall not have ever been) a Participant in this Plan (other than the U.S. Bancorp 415 Excess Benefit Plan portion of this Plan) at any time. If any person not so defined has been erroneously treated as a Participant in this Plan, upon discovery of such error such person’s erroneous participation shall immediately terminate ab initio and upon demand such person shall be obligated to reimburse the Employer for all amounts erroneously paid to him or her. Further, if and to the extent any court of competent jurisdiction or representative of the U.S. Department of Labor or any other governmental, regulatory or similar body makes any direct or indirect, formal or informal, determination that the U.S. Bancorp 415 Excess Benefit Plan is not a excess benefit plan, as defined in Section 3(36) of ERISA, then Participants in such Plan who are not members of a select group of management or highly compensated employees (as that expression is used in ERISA) shall not be (and shall not have ever been) Participants in that portion of this Plan at any time. If any such person participating in the U.S. Bancorp 415 Excess Benefit Plan has been erroneously treated as a Participant in this Plan, upon discovery of such error such person’ s erroneous participation shall immediately terminate ab initio and upon demand such person shall be obligated to reimburse the Employer for all amounts erroneously paid to him or her.

3.03. Forfeiture.

(a)	Due to Competition. The Committee retains the right to remove a Participant, a Retired Participant, or a Disabled Participant from participation in the Plan, with the consequences described in subsection (b) below, if at any time prior to the third anniversary of the date on which the person’s employment with the Employer last terminated such person (i) engages in any manner in any business which is competitive with the Employer; or (ii) becomes financially interested in any such competitive business or service, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, consultant or in any other relationship or capacity; provided that the purchase of a publicly traded security in such business or service shall not in itself be cause for removing a Participant, a Retired Participant, or a Disabled Participant from participation in the Plan.

(b)	Effect of Removal. In the event a person is removed from the Plan pursuant to Section 3.03(a) above, the Employer shall thereafter have no liability to the person or to the person’s Beneficiary for benefits under this Plan, other than (i) Excess Benefits and (ii) any Other Benefits which by their terms cannot be subject to forfeiture.

ARTICLE IV

EXCESS RETIREMENT BENEFITS

4.01. Calculation of Excess Benefit. A Participant’s Excess Benefit shall be the excess of:

(a)	The benefit that would have been payable to the Participant under the Qualified Plan, commencing on the date as of which Excess Benefits are to commence under this Plan, if such Qualified Plan benefit were paid in the same form as the Excess Benefit and were determined:

(1)	without regard to the benefit limitations under Section 415 of the Code;

(2)	without regard to the compensation limitation of section 401(a)(17) of the Code;

(3)	taking into account compensation voluntarily deferred under a nonqualified deferred compensation plan maintained by the Employer; and

(4)	taking into account any actual or deemed service or compensation, or any other modification of the Participant’s benefits under this Plan that is explicitly required by any employment, severance or other agreement applicable to the Participant, or by any severance or other plan or program applicable to the Participant, over

(b)	the benefit that would have been payable to the Participant commencing on the same date and in the same form from the Qualified Plan.

The Excess Benefit described in this Section 4.01 shall be calculated as if the Participant had not received any previous distributions from the Qualified Plan and as if the Qualified Plan permitted distribution of the Participant’s entire Qualified Plan benefit to commence on the date as of which Excess Benefits are to commence. If distribution of the Excess Benefit is to commence in the form of an annuity prior to the date on which a portion of the Participant’s Qualified Plan benefit would first become payable under the Qualified Plan, and as a result the Qualified Plan does not provide an early reduction factor for payment of that portion of the Qualified Plan benefit at that time, the benefit payable at the earliest date as of which that portion would first become payable under the Qualified Plan will be further reduced to an amount payable on the date as of which payment of the Excess Benefit will commence using the general interest and mortality assumptions under the Qualified Plan. (If distribution of the Excess Benefit is to be made in the form of a single lump sum cash payment, the benefit shall be calculated using the factors described in Section 2.01(a) of this Plan.)

4.02. Normal Form of Benefit – When Payable. The normal form of payment for Excess Benefits payable to a Participant who is not married on the date as of which Excess Benefits commence will be a level annuity payable monthly to and for the lifetime of the Participant. The normal form of payment for Excess Benefits payable to a Participant who is married on the date as of which Excess Benefits commence will be a 50% joint and survivor annuity with the Participant’s spouse on the commencement date as the joint annuitant. The first payment to the Participant shall be due within thirty days after the earliest date on which the Participant could begin receiving any benefits under the Qualified Plan on account of retirement or other termination of employment. The last payment to the Participant shall be due on the first day of the calendar month in which the Participant’s death occurs. The first payment to a Participant’s spouse as joint annuitant shall be due on the first day of the calendar month next following the calendar month in which the Participant’s death occurs. The last payment to the Participant’s spouse as joint annuitant shall be due on the first day of the calendar month in which the spouse’s death occurs. Except for the limited purpose of determining the date when benefit payments under this Plan normally commence, the rules governing the payment of benefits under the Qualified Plan, and any elections and optional forms of payment in effect under the Qualified Plan, shall be given no effect under this Plan in determining the time or form in which Excess Benefits are paid.

4.03. Optional Payment Forms. In lieu of payment in the normal form described in Section 4.02 above, a Participant may elect to receive his or her Excess Benefit in any of the following forms:

(a)	single life annuity;

(b)	single life annuity with 5, 10, 15 or 20 year period certain;

(c)	50%, 75% or 100% joint and survivor annuity;

(d)	Estate Protection Survivor Annuity (as described in Section 6.1(d) of the Qualified Plan); or

(e)	Estate Protection Single Life Annuity (as described in Section 6.1(e) of the Qualified Plan).

Payment in any of the foregoing forms shall be in an amount that is Actuarially Equal to the Excess Benefit payable in the applicable normal form described in Section 4.02.

In addition to the foregoing forms, a Participant may also elect to receive his or her Excess Benefit in the form of a single lump sum cash payment; provided, however, that the single lump sum cash payment option shall not be available for distributions to any Participant whose termination of employment occurs prior to 2003 and whose Qualified Plan benefit prior to 2002 did not offer the option to receive payment of the entire Qualified Plan benefit in a single lump sum cash payment without regard to the amount payable. Payment in the form of a single lump sum cash payment shall be in an amount that is Actuarially Equal to the Excess Benefit payable in the applicable normal form described in Section 4.02; provided, however, that such Excess Benefit shall be calculated using the benefits that would have been payable to the Participant commencing on the Participant’s Normal Retirement Date (or at the time of the Participant’s actual termination of employment, if later), rather than using the benefits that would have been payable to the Participant commencing on the date as of which Excess Benefits are to commence under this Plan.

An election of an optional payment form permitted under this Section 4.03 must be made by the Participant in writing on an election form approved by the Committee and filed with the Committee or its designated agent for this purpose not less than twelve full months prior to the Participant’s termination of employment. A Participant may change his or her election at any time by filing another election form; provided, however, that any election form that does not satisfy the advance filing requirements of the preceding sentence shall be void and shall be disregarded. An election form shall not be considered filed until the completed form is actually received by the Committee or its designated agent.

No optional payment election form filed by a married participant shall be effective unless it includes the written consent of the Participant’s spouse and such spousal consent has been witnessed by a notary public. The consent of the spouse shall be irrevocable. If the last optional payment election form filed by a Participant at least twelve full months prior to the Participant’s termination of employment required spousal consent because the Participant was married at the time that election was filed and either (a) the Participant is married to a different spouse on the date the Participant’s benefit commences, or (b) the consenting spouse was named as a joint annuitant on such last optional payment election form and the consenting spouse dies before the date the Participant’s benefit commences, then (in either case) the Participant’s optional payment election shall be void and have no effect, and the Participant’s benefit shall be paid in the applicable normal form described in Section 4.02.

If a Participant elects an optional payment election form that requires the designation of a joint annuitant and such joint annuitant dies prior to the date the Participant’s benefit commences, the Participant’s optional payment election shall be void and the Participant’s benefit shall be paid in the applicable normal form described in Section 4.02.

Payment in any optional form pursuant to this Section 4.03 shall commence at the same time as the Participant’s benefit would have commenced if it had been paid in the normal form of payment unless the Participant specifies a later date in his or her last effective optional payment election form.

Notwithstanding anything in this Article IV to the contrary: (i) if as of December 31, 2001, the Participant was a participant in the U.S. Bancorp Defined Benefit Excess Plan and the Participant’s termination of employment occurs prior to April 1, 2004, the normal form of payment for that Participant shall be a single lump sum cash payment and not the otherwise applicable normal form described in Section 4.02; (ii) if a Participant’s termination of employment occurs prior to April 1, 2004, the Committee in its sole discretion may require that the Participant accept payment in a form of payment described in this Section 4.03 and selected by the Committee, regardless of any optional payment election filed by the Participant; (iii) the Committee in its sole discretion may elect to pay any or all of the amounts due to a joint annuitant in the form of an Actuarially Equal single lump sum; and (iv) if the Company reasonably concludes that the size of a single lump sum cash payment would (taking into account any other payments due to the Participant) adversely affect the financial statements of the Company, then the Participant shall be paid instead in a series of at least three and not more than five annual installments, commencing on the date as of which the single lump sum cash payment would have been paid. The first such installment shall be in an amount equal to the maximum amount that the Company reasonably concludes can be paid without triggering the adverse financial statement impact, and each remaining installment shall equal the sum of (x) interest from the date of the most recent previous payment on the unpaid balance of the original amount that would (but for the adverse financial statement impact) have been paid in a single lump sum, and (y) the maximum amount of such unpaid balance that can be paid without causing the combined amount (x plus y) to trigger an adverse financial statement impact; provided, however, that if the foregoing method of calculating the installment amounts would result in the payment of only two installments, the amounts payable in each installment shall be adjusted so that payment of the entire amount that would otherwise have been paid in a single lump sum payment, plus interest thereon, shall be made in three substantially equal installments; and provided further, that if a fifth installment is required, it shall include the entire unpaid balance, without regard to whether that amount will trigger an adverse financial statement impact. In the event installment payments are made pursuant to the preceding sentence, the rate at which interest shall accrue on the unpaid balance of the original amount that would (but for the adverse financial statement impact) have been paid in a single lump sum shall be the same as the rate of interest used to determine the original Actuarially Equal single lump sum payment amount.

4.04 Small Amounts. Notwithstanding any other provision of this Article IV, if on the date of his or her termination of employment the Actuarially Equal single lump value of a Participant’s Excess Benefit is $10,000.00 or less, the Participant’s Excess Benefit shall be paid in a single lump sum payment as soon as administratively feasible after the Participant’s termination of employment.

4.05. Accelerated Distributions.

(a)	Following Termination of Employment. Subject to the penalties under Section 4.05(b), at any time following the Participant’s termination of employment, the Participant or the Beneficiary of a deceased Participant may elect to receive an accelerated distribution of his accrued Excess Benefit (or if benefit payments have already commenced, the Actuarially Equal single lump sum present value of the Participant’s remaining benefit) in a lump sum payment, payable sixty (60) days after giving written notice of the election on a form furnished by and filed with the Committee.

(b)	Forfeitures. Any lump sum payment under this Section 4.05 shall be reduced by a penalty equal to ten percent (10%) of such payment which shall be forfeited to the Company. Notwithstanding any other provisions of this Plan, no penalty shall apply if the Committee determines, based on the advice of counsel or a final determination by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the elective provisions of this Section 4.05, any Participant or Beneficiary has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to him or her of the Excess Benefit. The Committee may also reduce or eliminate the penalty if it determines that this action will not cause any Participant or Beneficiary to recognize gross income for federal income tax purposes under this Plan in advance of payment of the Excess Benefit.

4.06. Termination for Cause. Notwithstanding any provision in this Plan to the contrary, no Excess Benefit under this Article IV shall be paid to an employee who is terminated for cause. For purposes of this provision, “for cause” shall be defined as conviction for the commission of a felony or removal from office by order of the Comptroller of the Currency, Federal Reserve Board, or other appropriate agency.

ARTICLE V

OTHER BENEFITS

5.01. Firstar Corporation Supplemental Retirement Plan. The Firstar Corporation Supplemental Retirement Plan as in effect immediately prior to November 20, 1998, the terms of which are incorporated herein by this reference, shall be continued as a part of this Plan solely for the benefit of the individuals identified in Appendix A-1, and any other participants in such Plan who terminated employment before November 20, 1999 with a right to receive benefits under such Plan.

5.02. U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan. The U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan as in effect on September 30, 2001, the terms of which are incorporated herein by this reference, shall be continued as a part of this Plan solely for the benefit of the individuals identified in Appendices A-2 and A-3, and any other participants in such Plan who terminated employment before September 30, 2001, with a right to receive benefits under such Plan. With respect to any individual identified in Appendix A-2, the amount of the individual’s benefit shall be the benefit the individual had earned as of September 30, 2001, but calculated taking into account service through December 31, 2001, as explained more fully in Appendix A-2. With respect to the individuals listed in Appendix A-3, the amount of the individual’s benefit shall be determined at the time of the individual’s termination of employment. For purposes of calculating the benefit payable to one of the individuals listed on Appendix A-3, the special rules set forth in Appendix A-3 shall apply, notwithstanding anything in the U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan document as in effect on September 30, 2001 to the contrary.

5.03. Firstar Benefits Equalization Plan. The Firstar Corporation Pension Benefits Equalization Plan as in effect immediately prior to November 20, 1998, the terms of which are incorporated herein by this reference, shall be continued as a part of this Plan solely for the benefit of the individuals identified in Appendix A-4, and any other participants in such Plan who terminated employment before November 20, 1999 with a right to receive benefits under such Plan.

5.04. Other Plans. The benefits earned by participants in several non-qualified supplemental retirement plans or arrangements established and maintained by Firstar Corporation, Star Bank Corp., Mercantile Bancorp, and/or entities acquired by such organizations have been consolidated under this Plan. The following is a list of such plans and arrangements, the terms of which are incorporated by reference into this Plan, subject to any modifications set forth in the applicable Appendix A. The participants who are or may become entitled to benefits under each such plan or arrangement are listed in the indicated Appendix:

Name of Plan	Appendix

Firstar Financial Corp. Supplemental Retirement Plan	A-5

American Bank Supplemental Pension and Executive Deferred Corporation Plans	A-6

Banks of Iowa Supplemental Pension Agreements	A-7

Firstar Special Supplemental Pension Agreements	A-8

Minnesota Special Supplemental Pension Arrangements	A-9

Mercantile Bancorporation Inc. Supplemental Retirement Plan	A-10

5.05. Form of Payment. Other Benefits which are payable pursuant to the various plans, contracts or arrangements set forth in this Article V and related Appendices shall be paid in the form or forms of payment authorized under such plan, contract or arrangement.

ARTICLE VI

SUPPLEMENTAL RETIREMENT BENEFITS

6.01. Participation Limited. This Article VI and the benefits hereunder apply only to those individuals who have been designated by the Committee as eligible to receive a Supplemental Benefit and who are listed on an Appendix B.

6.02. Normal Retirement. A Participant who is entitled to a Supplemental Benefit whose employment terminates on or after his or her Normal Retirement Date shall be entitled to a benefit commencing at the Participant’s Normal Retirement Date (or, if later, upon the Participant’s termination of employment) in the normal form of payment specified in the applicable Appendix B, in an amount calculated as follows:

(a)	First, the formula specified in the applicable Appendix B shall be applied to the Participant’s Final Average Monthly Earnings and Credited Service, subject to any special terms, conditions or modifications (other than the reductions referred to in (b) below) specified in the applicable Appendix B.

(b)	Second, the amount determined in (a) above shall be reduced by all of the following (each of which shall be considered an “offsetting benefit”): (i) any benefits paid or payable to the Participant from the Qualified Plan, (ii) any Excess Benefits paid or payable to the Participant from this Plan, (iii) any other retirement benefits (qualified or not) paid or payable by the Employer (or any related employer) to the Participant, and (iv) if so specified in the applicable Appendix B, any benefits paid or payable to the Participant under a plan of, or pursuant to an agreement with, a prior employer of the Participant. If payment of an offsetting benefit has not commenced on or before the date as of which the Participant’s Supplemental Benefit commences, the reduction attributable to such offsetting benefit shall be Actuarially Equal to the offsetting benefit payable (but not actually commenced) on the date the Participant’s Supplemental Benefit commences or, if the offsetting benefit could not by its terms actually be commenced until a later date, the offsetting benefit payable on the earliest permitted commencement date. If payment of an offsetting benefit has commenced on or before the date as of which the Supplemental Benefit commences, the reduction attributable to such offsetting benefit shall be Actuarially Equal to the offsetting benefit that actually commenced.

The excess, if any, of (a) over (b) shall be the Participant’s Supplemental Benefit at or after Normal Retirement (or at termination of employment, if later).

6.03. Early Retirement. A Participant who is entitled to a Supplemental Benefit whose employment terminates on or after his or her Early Retirement Date and before his or her Normal Retirement Date shall be entitled to a benefit commencing as soon as administratively feasible after the Participant’s termination of employment in the normal form of payment specified in the applicable Appendix B, in an amount calculated as follows:

(a)	First, the amount determined in Section 6.01(a) is calculated based on the formula and reductions (including reductions for early commencement) specified in the applicable Appendix B.

(b)	Second, the amount determined in (a) above shall be reduced by all of the following (each of which shall be considered an “offsetting benefit”): (i) any benefits paid or payable to the Participant from the Qualified Plan, (ii) any Excess Benefits paid or payable from this Plan to the Participant, (iii) any other retirement benefits (qualified or not) paid or payable by the Employer (or any related employer) to the Participant, and (iv) if so specified in Appendix B, any benefits paid or payable under a plan of a prior employer of the Participant. If payment of an offsetting benefit has not commenced on or before the date as of which the Participant’s Supplemental Benefit commences, the reduction attributable to such offsetting benefit shall be Actuarially Equal to the offsetting benefit payable (but not actually commenced) on the date the Participant’s Supplemental Benefit commences or, if the offsetting benefit could not by its terms actually be commenced until a later date, the offsetting benefit payable on the earliest permitted commencement date. If payment of an offsetting benefit has commenced on or before the date as of which the Supplemental Benefit commences, the reduction attributable to such offsetting benefit shall be Actuarially Equal to the offsetting benefit that actually commenced.

The excess, if any, of (a) over (b) shall be the Participant’s Supplemental Benefit at Early Retirement.

6.04. Vested Termination Benefits. A Participant who is entitled to a Supplemental Benefit whose employment terminates before his or her Early Retirement Date shall be entitled to a benefit, commencing as soon as administratively feasible after the Participant’s termination of employment, in the normal form of payment specified in the applicable Appendix B, in an amount calculated as follows:

(a)	First, the amount determined in Section 6.01(a) is calculated based on the formula and reductions (including reductions for early commencement and reductions attributable to vesting restrictions) specified in the applicable Appendix B.

(b)	Second, the amount determined in (a) above shall be reduced by all of the following (each of which shall be considered an “offsetting benefit”): (i) any benefits paid or payable to the Participant from the Qualified Plan, (ii) any Excess Benefits paid or payable from this Plan to the Participant, (iii) any other retirement benefits (qualified or not) paid or payable by the Employer (or any related employer) to the Participant, and (iv) if so specified in Appendix A, any benefits paid or payable under a plan of a prior employer of the Participant. If payment of an offsetting benefit has not commenced on or before the date as of which the Supplemental Benefit commences, the reduction attributable to such offsetting benefit shall be Actuarially Equal to the offsetting benefit payable (but not actually commenced) on the date the Participant’s Supplemental Benefit commences or, if the offsetting benefit could not by its terms actually be commenced until a later date, the offsetting benefit payable on the earliest permitted commencement date. If payment of an offsetting benefit has commenced on or before the date as of which the Supplemental Benefit commences, the reduction attributable to such offsetting benefit shall be Actuarially Equal to the offsetting benefit that actually commenced.

The excess, if any, of (a) over (b) shall be the Participant’s Supplemental Benefit at Vested Termination.

6.05. Documentation and Assumptions. Notwithstanding anything in this Article VI to the contrary:

(a)	No Supplemental Benefits shall be due to a Participant until after the Participant has provided the Plan Administrator with such documentation of any benefits payable under the plan of a prior employer of the Participant as the Plan Administrator reasonably determines is necessary to calculate any applicable offset based on such benefits.

(b)	The Plan Administrator may use whatever assumptions or methods it deems reasonable to determine the appropriate prior employer benefit or other benefit that is to be offset against the benefits provided by this Plan and to convert that offsetting benefit to a comparable form when calculating a Participant’s Supplemental Benefit.

(c)	A Participant who is Disabled and who is entitled to receive a Disability Benefit as provided in Article VII shall not be treated for purposes of this Article VI as having terminated his or her employment prior to the date on which such Disability Benefit ceases. If a Participant’s Disability Benefit ceases due to the Participant’s death or attainment of his or her Normal Retirement Date, the Participant shall be treated as having terminated employment on the date the Disability Benefit ends. If the Participant’s Disability Benefit ceases because the Participant ceased to be Disabled, the Participant shall be treated as terminated on the date the Disability Benefit ends only if the Participant fails to return immediately to active employment.

(d)	As applied to any particular Participant, the terms and conditions of this Article VI, including the foregoing subsections of this Section 6.05, shall be subject to any modifications or limitations set forth in the Appendix B for that Participant.

6.06. Optional Payment Forms. In lieu of payment in the normal form described in the applicable Appendix B, a Participant may elect to receive his or her Supplemental Benefit in any of the optional forms of payment described in Section 4.03 of this Plan (subject to any limitations on their availability set forth therein), by making an election in writing on an election form approved by the Committee and filed with the Committee or its designated agent for this purpose not less than twelve full months prior to the Participant’s termination of employment. A Participant may change his or her election at any time by filing another election form; provided, however, that any election form that does not satisfy the advance filing requirements of the preceding sentence shall be void and shall be disregarded. An election form shall not be considered filed until the completed form is actually received by the Committee or its designated agent.

No optional payment election form filed by a married participant shall be effective unless it includes the written consent of the Participant’s spouse and such spousal consent has been witnessed by a notary public. The consent of the spouse shall be irrevocable. If the last optional payment election form filed by a Participant at least twelve full months prior to the Participant’s termination of employment required spousal consent because the Participant was married at the time that election was filed and either (a) the Participant is married to a different spouse on the date the Participant’s benefit commences, or (b) the consenting spouse was named as a joint annuitant on such last optional payment election form and the consenting spouse dies before the date the Participant’s benefit commences, then (in either case) the Participant’s optional payment election shall be void and have no effect, and the Participant’s benefit shall be paid in the normal form described in the applicable Appendix B.

If a Participant elects an optional payment election form that requires the designation of a joint annuitant and such joint annuitant dies prior to the date the Participant’s benefit commences, the Participant’s optional payment election shall be void and the Participant’s benefit shall be paid in the normal form described in the applicable Appendix B.

Payment in any available optional form other than a single lump sum cash payment shall be in an amount that is Actuarially Equal to the Supplemental Benefit payable in the normal form of payment specified in the applicable Appendix B. Payment in the form of a single lump sum cash payment shall be in an amount that is Actuarially Equal to the Supplemental Benefit payable in the normal form of payment specified in the applicable Appendix B; provided, however, that if the Participant’s Supplemental Benefit was subject to an early retirement reduction, such reduced Supplemental Benefit shall be converted to a benefit as of the earliest time the Participant could have received an unreduced benefit by dividing the reduced Supplemental Benefit by the early reduction factor specified in the applicable Appendix B, and the Participant’s single lump sum shall be calculated based on that converted amount.

Payment in any optional form timely elected pursuant to this Section 6.06 shall commence at the same time as the Participant’s benefit would have commenced if it had been paid in the normal form of payment unless the Participant specifies a later date in his or her last effective optional payment election form.

Election of an optional form of payment with respect to a Participant’s Supplemental Benefit shall not affect payment of the Participant’s Excess Benefit, and election of an optional form of payment with respect to a Participant’s Excess Benefit shall not affect payment of the Participant’s Supplemental Benefit, unless the Participant’s last effective optional payment election form expressly provides that it applies to both benefits.

Notwithstanding anything in this Article VI to the contrary: (i) if a Participant’s termination of employment occurs prior to April 1, 2004, the Committee in its sole discretion may require that the Participant accept payment of his or her Supplemental Benefit in the form of a single lump sum cash payment, regardless of any optional payment election filed by the Participant and regardless of the manner in which any other benefits under this Plan are actually paid to the Participant; (ii) the Committee in its sole discretion may elect to pay any or all of the amounts due to a joint annuitant in the form of an Actuarially Equal single lump sum; and (iii) if the Committee exercises its discretion to require payment in the form of a single lump sum cash payment or a Participant timely elects a single lump sum cash payment, and the Company reasonably concludes that the size of such payment would (taking into account any other payments due to the Participant) adversely affect the financial statements of the Company, then the Participant shall be paid instead in a series of at least three and not more than five annual installments, commencing on the date as of which the single lump sum cash payment would have been paid. The first such installment shall be in an amount equal to the maximum amount that the Company reasonably concludes can be paid without triggering the adverse financial statement impact, and each remaining installment shall equal the sum of (x) interest from the date of the most recent previous payment on the unpaid balance of the original amount that would (but for the adverse financial statement impact) have been paid in a single lump sum, and (y) the maximum amount of such unpaid balance that can be paid without causing the combined amount (x plus y) to trigger an adverse financial statement impact; provided, however, that if the foregoing method of calculating the installment amounts would result in the payment of only two installments, the amounts payable in each installment shall be adjusted so that payment of the entire amount that would otherwise have been paid in a single lump sum payment, plus interest thereon, shall be made in three substantially equal installments; and provided further, that if a fifth installment is required, it shall include the entire unpaid balance, without regard to whether that amount will trigger an adverse financial statement impact. In the event installment payments are made pursuant to the preceding sentence, the rate at which interest shall accrue on the unpaid balance of the original amount that would (but for the adverse financial statement impact) have been paid in a single lump sum shall be the same as the rate of interest used to determine the original Actuarially Equal single lump sum payment amount.

ARTICLE VII

DISABILITY BENEFITS

7.01. Eligibility, Commencement. Except as otherwise provided in the applicable Appendix B, if a Participant who is eligible for Supplemental Benefits or named in Appendix A-3 is determined to be Disabled prior to termination of his or her employment with the Employer, the Participant shall be entitled to receive a Disability Benefit as provided in this Article VII. Such benefit shall commence on the Participant’s Disability Commencement Date and shall continue until the Participant dies, ceases to have a Disability, or attains his or her Normal Retirement Date, whichever happens first.

7.02. Amount. The benefit payable to the Disabled Participant shall be sixty percent (60%) of his or her current Monthly Earnings reduced by any benefits payable to such Participant from the Qualified Plan, Social Security, Workers’ Compensation or any long-term disability plan sponsored by the Employer. The amount by which each monthly Disability Benefit payment shall be reduced on account of benefits payable under the Qualified Plan shall be the monthly benefit payable under the Qualified Plan to the Disabled Participant in the single life annuity form, whether or not the Participant’s Qualified Plan benefit is actually paid in that form.

7.03. Cessation of Disability. If the Disabled Participant ceases to be Disabled prior to his Normal Retirement Date, Disability Benefits hereunder shall cease. Upon subsequent termination of the Disabled Participant’s employment with the Employer, the Disabled Participant’s Excess and Supplemental Benefits shall be calculated including service credit for the period of Disability.

7.04. Normal Retirement. If the Disabled Participant’s Disability continues until his or her Normal Retirement Date, Disability benefits hereunder shall cease and the Participant shall be treated as having terminated employment with the Employer at his or her Normal Retirement Date. The Disabled Participant’s Excess or Supplemental Benefit at Normal Retirement Date shall be calculated by assuming that his or her “Benefit Service” (as defined in the Qualified Plan) and Monthly Earnings continued uninterrupted from his or her date of Disability until his or her Normal Retirement Date.

ARTICLE VIII

DEATH BENEFITS

8.01. Death Before Benefit Commencement.

(a)	Supplemental Benefits. Upon the death of a Participant who died:

(i)	before his or her Supplemental Benefit commenced; and

(ii)	after becoming at least partially vested in his or her Supplemental Benefit;

the vested portion of the Participant’s Supplemental Benefit shall be payable to the Participant’s Beneficiary. If, at the time of the Participant’s death, payment of the Supplemental Benefit to the Participant was due or pending but had not yet actually commenced, such payment shall not be made and commencement of the Participant’s Supplemental Benefit shall be deemed to have not occurred. The survivor benefit payable under this subsection (a) shall be subject to any modifications specified in the applicable Appendix B.

(b)	Excess Benefits. Upon the death of a Participant who died before his or her Excess Benefit commenced, the Participant’s Excess Benefit shall be payable to the Participant’s Beneficiary. If, at the time of the Participant’s death, payment of the Excess Benefit to the Participant was due or pending but had not yet actually commenced, such payment shall not be made and commencement of the Participant’s Excess Benefit shall be deemed to have not occurred.

(c)	Form of Benefit – When Payable. Any survivor benefit payable under subsections (a) or (b) of this Section 8.01 to a Beneficiary other than the Participant’s surviving spouse shall be paid in the form of a single lump sum payment equal to that portion of the Actuarially Equal present value of the applicable benefit (Supplemental Benefit or Excess Benefit) at the time of the Participant’s death that the Beneficiary was designated to receive.

Any survivor benefit payable under subsections (a) or (b) of Section 8.01 to the Participant’s surviving spouse shall consist of the monthly survivor annuity described in subsection (d) of this Section 8.01 and a single lump sum payment equal to the excess of the Actuarially Equal present value of the portion of the survivor benefit at the time of the Participant’s death that the surviving spouse was designated to receive over the Actuarially Equal present value at the time of the Participant’s death of the monthly survivor annuity described in subsection (d) of this Section 8.01; provided, however, that if the portion of the survivor benefit at the time of the Participant’s death that is payable to the Participant’s surviving spouse is less than the value of the monthly survivor annuity described in subsection (d) below, then the surviving spouse shall be paid only a pro rata portion of such monthly survivor annuity and no lump sum payment.

Any lump sum payment due to a Beneficiary shall be paid as soon as administratively feasible after the Employer is provided evidence of the Participant’s death. The first payment of a surviving spouse’s monthly survivor annuity described in subsection (d) below shall be due after the death of the Participant on the first day of the calendar month after the calendar month in which the Participant died or, if later, the first day of the calendar month in which the Participant’s “Earliest Commencement Date” (as defined in the Qualified Plan) would have occurred. The last payment of this survivor annuity shall be due to the surviving spouse on the first day of the calendar month in which the surviving spouse dies. No election, rescission or other action taken by the Participant under Section 4.03 (optional forms for Excess Benefits) or Section 6.06 (optional forms for Supplemental Benefits) shall be effective to modify the survivor annuity hereinbefore described. No other death benefit shall be payable with respect to a Participant who dies under these circumstances.

(d)	Spouse’s Annuity. The amount of any survivor benefit payable under subsections (a) or (b) of this Section 8.01 that is payable in the form of a monthly survivor annuity to the Participant’s spouse shall be:

(i)	if the Participant dies before the Participant’s termination of employment, the amount which the surviving spouse would have received if the Participant had a termination of employment on the date of the Participant’s death for reasons other than the Participant’s death and had lived to and had elected to commence receipt of the applicable benefit (Supplemental Benefit or Excess Benefit) on the date as of which the surviving spouse’s monthly survivor annuity is to commence and had elected to receive the applicable benefit in the form of a 50% joint and survivor annuity form and had immediately died, or

(ii)	if the Participant dies after the Participant’s termination of employment, the amount which the surviving spouse would have received if the Participant had lived to and had elected to commence receipt of the applicable benefit (Supplemental Benefit or Excess Benefit) on the date as of which the surviving spouse’s monthly survivor annuity is to commence and had elected to receive the applicable benefit in the 50% joint and survivor annuity form and had immediately died.

8.02. Death After Benefit Commencement. Any benefits payable after the death of a Retired Participant with respect to a benefit under this Plan that commenced to a Retired Participant prior to the Retired Participant’s death shall be determined in accordance with the payment form applicable to that benefit.

8.03. Designation of Beneficiaries.

(a)	Right to Designate. Each Participant may designate, upon forms to be furnished by and filed with the Committee, one or more primary Beneficiaries or alternate Beneficiaries to receive all or a specified part of the Death Benefits payable pursuant to this Article VIII. Such Participant may change or revoke any such designation from time to time before commencement of payment of the Participant’s Excess and/or Supplemental Benefits without notice to or consent from any Beneficiary or spouse. No such designation, change or revocation shall be effective unless executed by the Participant eligible to make such designation and received by the Committee during such employee’s lifetime and prior to commencement of payment of such benefits. Any payments made by the Employer to a Beneficiary in good faith and under the terms of the Plan shall fully discharge the Employer from all further obligations with respect to such payments.

(b)	Spousal Consent. Notwithstanding the foregoing, a designation will not be valid for the purpose of paying benefits from the Plan to anyone other than a surviving spouse of the Participant (if there is a surviving spouse) unless that surviving spouse consents in writing to the designation of another person as Beneficiary. To be valid, the consent of such spouse must be in writing, must acknowledge the effect of the designation of the Beneficiary and must be witnessed by a notary public. The consent of the spouse must be to the designation of a specific named Beneficiary which may not be changed without further spousal consent, or alternatively, the consent of the spouse must expressly permit the Participant to make and to change the designation of Beneficiaries without any requirement of further spousal consent. The consent of the surviving spouse need not be given at the time the designation is made. The consent of the surviving spouse need not be given before the death of the Participant. The consent of the surviving spouse will be required, however, before benefits can be paid to any person other than the surviving spouse. The consent of a spouse shall be irrevocable and shall be effective only with respect to that spouse.

(c)	Failure of Designation. If a Participant:

(1)	fails to designate a Beneficiary,

(2)	designates a Beneficiary and thereafter revokes such designation without naming another Beneficiary, or

(3)	designates one or more Beneficiaries and all such Beneficiaries so designated fail to survive the Participant,

such Participant’s Death Benefit, or the part thereof as to which such Participant’s designation fails, as the case may be, shall be payable to the Participant’s surviving spouse, or if there is no surviving spouse, then in equal proportions to the Participant’s surviving children. If the Participant is not survived by a spouse or children, then such amounts will be paid to the estate of the Participant.

(d)	Definitions. When used herein and, unless the Participant has otherwise specified in the Participant’s Beneficiary designation, when used in a Beneficiary designation, “issue” means all persons who are lineal descendants of the person whose issue are referred to, including legally adopted descendants and their descendants but not including illegitimate descendants and their descendants; “child” means an issue of the first generation; “per stirpes” means in equal shares among living children of the person whose issue are referred to and the issue (taken collectively) of each deceased child of such person, with such issue taking by right of representation of such deceased child; and “survive” and “surviving” mean living after the death of the Participant.

(e)	Special Rules. Unless the Participant has otherwise specified in the Participant’s Beneficiary designation, the following rules shall apply:

(1)	If there is not sufficient evidence that a Beneficiary was living at the time of the death of the Participant, it shall be deemed that the Beneficiary was not living at the time of the death of the Participant.

(2)	The automatic Beneficiaries specified in Section 8.03(c) and the Beneficiaries designated by the Participant shall become fixed at the time of the Participant’s death so that, if a Beneficiary survives the Participant but dies before the receipt of all payments due such

Beneficiary hereunder, such remaining payments shall be payable to the representative of such Beneficiary’s estate.

(3)	If the Participant designates as a Beneficiary the person who is the Participant’s spouse on the date of the designation, either by name or by relationship, or both, the dissolution, annulment or other legal termination of the marriage between the Participant and such person shall automatically revoke such designation. (The foregoing shall not prevent the Participant from designating a former spouse as a Beneficiary on a form executed by the Participant and received by the Committee after the date of the legal termination of the marriage between the Participant and such former spouse, and during the Participant’s lifetime.)

(4)	Any designation of a nonspouse Beneficiary by name that is accompanied by a description of relationship to the Participant shall be given effect without regard to whether the relationship to the Participant exists either then or at the Participant’s death.

(5)	Any designation of a Beneficiary only by statement of relationship to the Participant shall be effective only to designate the person or persons standing in such relationship to the Participant at the Participant’s death.

A Beneficiary designation is permanently void if it either is executed or is filed by a Participant who, at the time of such execution or filing, is then a minor under the law of the state of the Participant’s legal residence. The Committee shall be the sole judge of the content, interpretation and validity of a purported Beneficiary designation.

(f)	No Spousal Rights. Except as otherwise provided in subsection (b) above, no spouse or surviving spouse of a Participant and no person designated to be a Beneficiary shall have any rights or interest in the benefits accumulated under this Plan.

ARTICLE IX

FUNDING

9.01. Unfunded Plan. The obligation of the Employer to make payments under this Plan constitutes only the unsecured promise of the Employer to make such payments. The Participant shall have no lien, prior claim or other security interest in any property of the Employer. If a fund is established by the Employer in connection with this Plan, the property therein shall remain subject to the claims of the creditors of the Employer in the event the Employer is (i) is unable to pay its debts as they become due, or (ii) is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) is determined to be insolvent by a federal or state regulatory agency having the authority to do so.

9.02. Insurance. If the Employer elects to finance all or a portion of its costs in connection with this Plan through the purchase of life insurance or other investments, the Participant agrees, as a condition of participation in this Plan, to cooperate with the Employer in the purchase of such investment to any extent reasonably required by the Employer and relinquishes any claim he or she may have either for himself or herself or any beneficiary to the proceeds of any such investment or any other rights or interests in such investment. If a Participant fails or refuses to cooperate, then notwithstanding any other provision of this Plan all benefits payable to or with respect to the Participant under the Plan shall be immediately and irrevocably terminated and forfeited, and the person shall cease to be a Participant.

9.03. Limitation on Liability. Neither the Employer’s officers nor any member of its Board of Directors in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at any time to payments hereunder shall look solely to the assets of the Employer for such payments as an unsecured, general creditor. After benefits shall have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Employer in connection with this Plan. Neither the Employer nor any of its officers nor any member of its Boards of Directors shall be under any liability or responsibility for failure to effect any of the objectives or purposes of the Plan by reason of the insolvency of the Employer.

ARTICLE X

PLAN ADMINISTRATION

10.01. Plan Administrator. The Committee shall be the Plan Administrator.

10.02. Powers. The Plan Administrator shall have the following duties, powers, and responsibilities:

(a)	The Plan Administrator shall have the discretionary authority and responsibility to interpret and construe the Plan, to adopt and review rules relating to the Plan and to make any other determinations for the administration of the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amounts of their respective interests.

(b)	The Plan Administrator may employ such counsel, accountants, actuaries, and other agents as they shall deem advisable. The Employer shall pay the compensation of such counsel, accountants, actuaries, and other agents and any other expenses incurred by the Plan Administrator in the administration of the Plan.

(c)	The Plan Administrator may delegate all or part of its authority hereunder to the Chief Executive Officer or to any other appropriate officer of the Employer, or to the Benefits Administration Committee of U.S. Bancorp, provided that, in the case of delegation to an officer, such delegation shall not include authority to make determinations affecting the benefits payable to the Chief Executive Officer or such other officer and, in the case of delegation to the Benefits Administration Committee of U.S. Bancorp, such delegation shall not include authority to make determinations with respect to any senior executive officer.

ARTICLE XI

AMENDMENT OR TERMINATION

11.01. Amendment. The Company, by action of its Board of Directors, reserves the right at any time and from time to time, whether prospectively, retroactively, or both, to terminate, modify or amend, in whole or in part, any or all provisions of the Plan, without notice to any person affected by this Plan. This power includes the right at any time and for any reason deemed sufficient by it to terminate or curtail the benefits of this Plan with regard to persons expecting to receive benefits in the future and/or persons already receiving benefits at the time of such action. No modification of the terms of this Plan shall be effective unless it is adopted or ratified by the Board or set forth in writing and signed by a duly authorized representative of the Company. No oral representation concerning the interpretation or effect of this Plan shall be effective to amend the Plan. All of the power and authority granted to the Company pursuant to this Section may also be exercised by the Benefits Administration Committee of U.S. Bancorp, except to the extent any action would relate to the benefits of any senior executive officer of the Company.

11.02. No Reduction of Accrued Benefits. Notwithstanding Section 11.01, no termination, modification or amendment, other than a change in the interest or mortality assumptions used to determine whether benefits are Actuarially Equal, may have the effect of reducing the Excess Benefits, Supplemental Benefits or Other Benefits accrued prior to January 1, 2002, by any Participant or any Retired or Disabled Participant, without the consent of such Participant, Retired Participant or Disabled Participant, if such consent would have been required for a similar reduction under the predecessor plan (i.e., the plan that merged into this Plan) in which the Participant, Retired Participant or Disabled Participant participated. Similarly, no termination, modification or amendment, other than a change in the interest or mortality assumptions used to determine whether benefit are Actuarially Equal, may have the effect of reducing the benefits accrued prior to January 1, 2002, that are payable to the Beneficiary of a deceased Participant without the consent of the Beneficiary if such consent would have been required for a similar reduction under the predecessor plan (i.e., the plan that merged into this Plan) in which the Participant participated.

ARTICLE XII

CLAIMS PROCEDURE

12.01. Claims. Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or his Beneficiary (hereinafter referred to as the “Claimant”) shall make a written request for the benefits provided under this Plan. This written claim shall be mailed or delivered to the Plan Administrator.

12.02. Claim Denials. If the claim is denied, either wholly or partially, notice of the decision shall be mailed to the Claimant within a reasonable time period. This time period shall not exceed more than ninety (90) days after the receipt of the claim by the Plan Administrator.

12.03. Notice of Claim Denials. The Plan Administrator shall provide such written notice to every Claimant who is denied a claim for benefits under this Plan. The notice shall set forth the following information:

(a)	the specific reasons for denial;

(b)	the specific reference to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	appropriate information and explanation of the claims procedure under this Plan to permit the Claimant to submit his claim for review.

12.04. Appeals. The claims procedure under this Plan shall allow the Claimant a reasonable opportunity to appeal a denied claim and to get a full and fair review of that decision from the Plan Administrator.

(a)	The Claimant shall exercise his right of appeal by submitting a written request for a review of the denied claim to the Plan Administrator. This written request for review must be submitted to the Plan Administrator within sixty (60) days after receipt by the Claimant of the written notice of denial.

(b)	The Claimant shall have the following rights under this appeal procedure:

(1)	to request a review by the Plan Administrator upon written application;

(2)	to review pertinent documents created under this Plan with respect to the Claimant’s claim for benefits;

(3)	to submit issues and comments in writing;

(4)	to request an extension of time to make a written submission of issues and comments; and

(5)	to request that a hearing be held to consider Claimant’s appeal.

12.05. Appeal Process. The decision on the review of the denied claim shall promptly be made by the Plan Administrator:

(a)	within forty-five (45) days after the receipt of the request for review if no hearing is held; or

(b)	within ninety (90) days after the receipt of the request for review, if an extension of time is necessary in order to hold a hearing.

(1)	If an extension of time is necessary in order to hold a hearing, the Plan Administrator shall give the Claimant written notice of the extension of time and of the hearing. This notice shall be given prior to any extension.

(2)	The written notice of extension shall indicate that an extension of time will occur in order to hold a hearing on Claimant’s appeal. The notice shall also specify the place, date, and time of that hearing and the Claimant’s opportunity to participate in the hearing. It may also include any other information the Plan Administrator believes may be important or useful to the claimant in connection with the appeal.

12.06. Hearings. The decision to hold a hearing to consider the Claimant’s appeal of the denied claim shall be within the sole discretion of the Plan Administrator, whether or not the Claimant requests such a hearing.

12.07. Decisions on Appeal. The Plan Administrator’s decision on review shall be made in writing and provided to the Claimant within the specified time periods. This written decision on review shall contain the following information:

(a)	the decision(s);

(b)	the reasons for the decision(s); and

(c)	specific references to the provisions of the Plan on which the decision(s) is/are based.

All of this information shall be written in a manner calculated to be understood by the Claimant.

ARTICLE XIII

MISCELLANEOUS

13.01. No Employment Contract. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Employer or to limit the right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him as a Participant of the Plan.

13.02 Effect on Other Plans. This Plan shall not alter, enlarge or diminish any person’s employment rights or obligations or rights or obligations under the Qualified Plan or any other plan. It is specifically contemplated that the Qualified Plan will, from time to time, be amended and possibly terminated. All such amendments and termination shall be given effect under this Plan (it being expressly intended that this Plan shall not lock in the benefit structures of the Qualified Plan as they exist at the adoption of this Plan or upon the commencement of participation, or commencement of benefits by any Participant).

13.02. Errors in Computations. Neither the Company, the Employer, or the Plan Administrator shall be liable or responsible for any error in the computation of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any survivor to whom such benefit shall be payable, directly or indirectly, to the Company, the Employer or the Plan Administrator and used in determining the benefit. Neither the Company, the Employer or the Plan Administrator shall be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment).

13.03. No Salary Reduction. This Plan does not involve a reduction in salary for the Participants or a foregoing of an increase in future salary by the Participant.

13.04. Payments to Minors, Incompetents. In making any distribution to or for the benefit of any minor or incompetent Beneficiary, the Plan Administrator, in his sole, absolute and uncontrolled discretion, may, but need not, make such distribution to a legal or natural guardian or other relative of such minor or court appointed committee of such incompetent, or to any adult with whom such minor or incompetent temporarily or permanently resides, and any such authority and discretion to expend such distribution for the use and benefit of such minor or incompetent. The receipt of such guardian, committee, relative or other person shall be a complete discharge to the Employer, without any responsibility on its part or on the part of the Plan Administrator to see to the application thereof.

13.05. Non-Alienability. No Participant, surviving spouse, joint or contingent annuitant or beneficiary shall have the power to transmit, assign, alienate, dispose of, pledge or encumber any benefit payable under this Plan before its actual payment to such person. The Employer shall not recognize any such effort to convey any interest under this Plan. No benefit payable under this Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before actual payment to such person. This Plan is not required to and shall not permit the payment of benefits in accordance with a qualified domestic relations order. (This Plan is exempt from Part 2 of Subtitle B of Title I of ERISA.)

13.06. Successors. This Plan shall be binding upon and inure to the benefit of the Employer, its successors and assigns and each Participant and his heirs, executors, administrators and legal representatives.

13.07. Taxes. The Employer shall have the right to withhold such federal, state or local taxes, including without limitation, FICA and FUTA taxes, as it may be required to withhold by applicable laws. Such taxes may be withheld from any benefits due hereunder or from any other compensation to which the Participant is entitled from the Employer.

13.08. Governing Law. This Plan shall be governed by the laws of Minnesota. This Plan is solely between the Employer and the Participant. The Participant, his Beneficiary or other persons claiming through the Participant shall only have recourse against the Employer for enforcement of the Plan.

13.09. Rules of Construction. An individual shall be considered to have attained a given age on the individual’s birthday for that age (and not on the day before). The birthday of any individual born on a February 29 shall be deemed to be February 28 in any year that is not a leap year. Notwithstanding any other provision of this Plan Statement or any election or designation made under the Plan, any individual who feloniously and intentionally kills a Participant shall be deemed for all purposes of this Plan and all elections and designations made under this Plan to have died before such Participant. A final judgment of conviction of felonious and intentional killing is conclusive for the purposes of this Section. In the absence of a conviction of felonious and intentional killing, the Principal Sponsor shall determine whether the killing was felonious and intentional for the purposes of this Section. Whenever appropriate, words used herein in the singular may be read in the plural, or words used herein in the plural may be read in the singular; the masculine may include the feminine; and the words “hereof,” “herein” or “hereunder” or other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular paragraph or Section of this Plan unless the context clearly indicates to the contrary. The titles given to the various Sections of this Plan are inserted for convenience of reference only and are not part of this Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof. Any reference in this Plan to a statute or regulation shall be considered also to mean and refer to any subsequent amendment or replacement of that statute or regulation.

APPENDIX A-2

Except as otherwise provided in Appendix A-3 to this Plan, benefits under the U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan (the “SERP”) ceased to accrue for all SERP participants effective as of September 30, 2001. After that date and notwithstanding anything in the SERP to the contrary, the “SERP Benefit” payable to each person who was a participant in the SERP on September 30, 2001, shall equal the dollar amount of that person’s SERP Benefit calculated as of September 30, 2001, but taking into account service through December 31, 2001 when determining “total years of continuous and full-time service” for purposes of the definition of a participant’s “Accrued SERP Benefit” in Section 1.2.2(c) of the SERP. The accrued SERP Benefit (as adjusted for any minimum benefits in excess of the cash balance benefit) shall be paid in accordance with the terms of the SERP, and shall not increase or decrease due to any subsequent changes in service, compensation, projected pension benefits, or any other factor affecting the calculation of the SERP Benefit.

APPENDIX A-3

The following persons are entitled to benefits pursuant to the terms of the U.S. Bancorp Nonqualified Supplemental Executive Retirement Plan (the “SERP”) as in effect on September 30, 2001, subject to the modifications set forth in this Appendix A-3.

NAME

J. Robert Hoffman
Andrew Cecere
Lee R. Mitau
Daniel M. Quinn
Daniel W. Yohannes

The persons named in this Appendix A-3 were Participants in the U.S. Bancorp Cash Balance Pension Plan as of December 31, 2001. After that date, the tax-qualified pension benefits of these Participants are being provided under the U.S. Bancorp Pension Plan. Their benefits under the U.S. Bancorp Pension Plan will be the sum of two parts: 1) an Accrued Benefit as determined under the U.S. Bancorp Cash Balance Pension Plan as it existed immediately prior to January 1, 2002 for service prior to that date, and 2) an Accrued Benefit determined under Section 2.1.1 of the U.S. Bancorp Pension Plan (2002 Restatement) for service on and after January 1, 2002.

Notwithstanding anything in the SERP document as in effect on September 30, 2001 to the contrary, in calculating the amount of the Other Benefit payable to the persons named in this Appendix A-3, the following modifications shall apply effective January 1, 2002 to take into account the changes to their underlying pension benefits:

Section 1.2.1.

The term “Projected Cash Balance Annuity” in subsection (a)(i) of Section 1.2.1 of the SERP (which defines the Accrual Percentage) is replaced by the term “Projected Pension Plan Annuity”.

Section 1.2.3.

The reference in Section 1.2.3 of the SERP to the “Cash Balance Plan” is replaced by a reference to the “U.S. Bancorp Pension Plan as in effect on and after January 1, 2002”.

Section 1.2.18.

Section 1.2.18 of the SERP is replaced in its entirety with the following:

     1.2.18. Prior Plans’ Offset — a dollar amount equal to the product of the Participant’s Projected Average Compensation multiplied by the factor for that Participant determined from Schedule II to this Plan Statement. The factor for the participant shall be determined by reference to the Participant’s age at his or her most recent date of hire by the Employer; provided, however, that in the event the Projected Pension Plan Benefit is reduced as provided in the last sentence of Section 1.2.20(a)(5), the factor shall be determined by reference to the Participant’s age as of the applicable “conversion date” referred to in Section 1.2.20(a)(5). To the same extent that the Committee determines under Section 1.2.12 of the Plan Statement that a business entity was an Employer prior to the date on which the business entity first became an Employer, the business entity shall be considered an Employer for the purposes of this paragraph.

Section 1.2.20.

Section 1.2.20 of the SERP is replaced in its entirety with the following:

     1.2.20 Projected Pension Plan Benefit – a dollar amount equal to the single lump sum present value of the total benefit the Participant would be expected to have accrued under the U. S. Bancorp Pension Plan at his or her Normal Retirement Age based on the following assumptions.

(a)	In determining the portion of a Participant’s Pension Plan Benefit for service prior to January 1, 2002 (the “Cash Balance Portion”), the following assumptions apply:

(1)	The initial account balance shall be the Participant’s Account Balance as of the last day of the Plan Year immediately preceding the date as of which the Projected Pension Benefit is determined.

(2)	The Cash Balance Portion shall be based solely on the Participant’s Account Balance and without regard to the Minimum Benefit described in Section 1.4 of the Cash Balance Pension Plan or to any grandfathered benefit described in Section 1.5 of the Cash Balance Pension Plan;

(3)	The Cash Balance Portion shall include such amounts as would have been included as of December 31, 2001, if there were never any limitations on benefits under Section 415 of the Internal Revenue Code or limitations on compensation under section 401(a)(17) of the Internal Revenue Code;

(4)	Interest Credits under the Cash Balance Portion shall be made at an annual rate that is 3 percentage points greater than the rate at which

Projected Compensation is deemed to increase under this Plan Statement;

(5)	Interest Credits shall be made as if there were no limitations on benefits under Section 415 of the Internal Revenue Code; and

(6)	Subject to the following, the Participant’s Account Balance shall not include any amounts attributable to service with a business entity prior to the date the business entity first became an Employer. To the same extent that the Committee determines that a business entity was an Employer prior to the date on which the business entity first became an Employer, amounts attributable to service with the business entity shall be included in the Participant’s Account Balance. Notwithstanding anything to the contrary in this subsection (a)(6), unless the Committee determines otherwise, in lieu of adjusting the Account Balance of a Participant to exclude amounts attributable to service with a business entity prior to the date the business entity first became an Employer, the Projected Pension Plan Benefit of any Participant whose prior employer pension was merged into the Cash Balance Plan on or after December 31, 1998, shall be reduced by the amount of the single life annuity benefit payable at Normal Retirement Age under the defined benefit pension plans of the prior employer which were converted into a lump sum amount and included in the Account Balance, such single life annuity to be calculated as of the conversion date (and to be determined without regard to the limitations on benefits under section 415 of the Internal Revenue Code and the limitation on compensation under section 401(a)(17) of the Internal Revenue Code to the extent the prior employer maintained a plan or plans to provide such excess benefits).

(b)	In determining the portion of a Participant’s Pension Plan Benefit for service on and after January 1, 2002 (a Participant’s Accrued Benefit under Section 2.1.1 of the U. S Bancorp Pension Plan), the following assumptions apply:

(1)	The Participant remains in Recognized Employment through Normal Retirement Age;

(2)	The Participant receives future increases in Base Pension Pay and Total Pension Pay at the rate Projected Compensation is deemed to increase under this Plan Statement;

(3)	The Participant’s Base Pension Pay and Total Pension Pay are not limited by Section 401(a)(17) of the Internal Revenue Code; and

(4)	The Participant’s benefit is not limited by Section 415 of the Internal Revenue Code.

Section 1.2.21.

Section 1.2.21 of the SERP is replaced in its entirety by the following:

     1.2.21 Projected Pension Plan Annuity - the annual amount payable in the form of a single life annuity at Normal Retirement Age for the life of the Participant which is the Actuarial Equivalent of the Projected Pension Plan Benefit, calculated using the assumptions set forth in Appendix C of the U.S. Bancorp Pension Plan.

APPENDIX B-2

SUPPLEMENTAL BENEFITS

This Appendix B-2 summarizes the supplemental benefits payable to named Participant from the Plan. It replaces the similar benefits provided pursuant to an agreement dated December 30, 1994 between the Participant and Star Banc Corporation (a predecessor of the Company).

Participant	:	Richard K. Davis

Formula	:	Sixty percent (60%) of the Participant’s Final Average Monthly Earnings (as defined in Section 2.17 of the Plan) reduced by all of the following (each of which shall be considered an “offsetting benefit” for purposes of this Appendix B-2): the Participant’s benefit under the Qualified Plan, the Participant’s Excess Benefit under this Plan and any retirement benefit paid or payable to the Participant under the BankAmerica Corporation Retirement Income Plan.

Normal Form of Payment	:	Life annuity with ten (10) years certain

Vesting	:	Five (5) years of Service (as defined in Section 2.26 of the Plan)

Unreduced Retirement Age	:	62

Early Retirement Reduction	:	1/180 per month prior to age 62, plus 1/360 per month prior to age 60

Earliest Payout Date	:	Age 55 with 5 years of Service (as defined in Section 2.26 of the Plan)

APPENDIX B-3

SUPPLEMENTAL BENEFITS

This Appendix B-3 summarizes the supplemental benefits payable to the named Participant from the Plan in accordance with the Participant’s employment agreement with the Company effective as of October 16, 2001 (the “Employment Agreement”). The Employment Agreement supersedes the Participant’s agreement, dated as of December 30, 1994, with Star Banc Corporation (a predecessor of the Company) (the “Prior Agreement”) and replaces all similar benefits provided pursuant to the Prior Agreement. The following terms, when used in this Appendix B-3 with initial capitals, shall be defined as set forth in the Employment Agreement: “Annual Base Salary”, “Cause”, “Disability”, “Good Reason”, “Restricted Stock Units” and “Severance Period.”

Participant	:	Jerry A. Grundhofer

Formula	:	Sixty percent (60%) of the Participant’s “Final Average Monthly Earnings” as defined in this Appendix B-3 (and not as defined in Section 2.17), reduced for all of the following (each of which shall be considered an “offsetting benefit” for purposes of this Appendix B-3): the Participant’s benefit under the Qualified Plan, the Participant’s Excess Benefit under Article IV of this Plan and the Participant’s benefit under the qualified and nonqualified pension plans of BankAmerica Corporation, Security Pacific Corporation and Wells Fargo N.A.

Final Average Monthly Earnings	:	Augmented Final Average Monthly Base Salary plus Final Average Bonus Salary.

Augmented Final Average Monthly Base Salary	:	Final Average Monthly Base Salary; provided, however, that if the Participant terminates employment with the Company on or after December 31, 2006, or prior to that date he becomes Disabled, dies, is terminated by the Company without Cause or terminates his employment with the Company for Good Reason, solely for the purposes of determining the Augmented Final Average Monthly Base Salary the final calendar year Annual Base Salary shall be increased by $5,600,000.

Final Average Monthly Base Salary	:	The average of the Participant’s Monthly Earnings for the five consecutive calendar years of Service during which the Participant’s Monthly Earnings were the highest.

Monthly Earnings	:	Monthly Earnings shall be one-twelfth of the Participant’s Annual Base Salary.

Final Average Bonus Salary	:	Shall equal the greater of (i) 175% of Final Average Monthly Base Salary or (ii) one-twelfth of the average of the annual bonuses actually earned during the five complete calendar years prior to termination of employment, provided, however, that if the Participant should terminate employment prior to December 31, 2006 for any reason other than termination by the Company without Cause, his Disability, termination by the Participant for Good Reason, or his death, clause (i) above shall be modified to be the average of 175% of Monthly Earnings for applicable calendar years commencing with 2002 and 100% of Monthly Earnings for applicable calendar years prior to 2002.

Normal Form of Payment	:	Life annuity with ten (10) years certain

Vesting	:	Fully vested

Unreduced Retirement Age	:	62

Early Retirement Reduction	:	1/180 per month prior to age 62, plus 1/360 per month prior to age 60, provided however, that if a Severance Period has been completed, there shall be no Early Retirement Reduction.

Earliest Payout Date	:	Immediately upon the Participant’s termination of employment, regardless of age, provided however, that such payout date may be no sooner than the last day of the Participant’s Severance Period.

Disability	:	No benefits described in Article VII of this Plan shall be paid. In lieu of such benefits, the Supplemental Benefit described in this Appendix shall commence on the first day of the month coincident with or next following the Participant’s Disability.

Should the Participant recover from his Disability prior to his Normal Retirement Date, benefits under this Appendix shall cease. Upon subsequent termination of employment, the Participant’s Supplemental Benefit shall be the greater of his Supplemental Benefit determined at his subsequent termination of employment based on the terms of this Appendix applied at such subsequent termination date or the Supplemental Benefit previously paid under this Disability provision.

Additional Purchased Benefit	:	The Participant, or upon the Participant’s death prior to termination of his employment, the Participant’s spouse shall have the right to convert some or all of certain Restricted Stock Units into additional Supplemental Benefits. The timing and amount of any such Additional Purchased Benefit shall be as provided in the Employment Agreement.

APPENDIX B-4

SUPPLEMENTAL BENEFITS

This Appendix B-4 summarizes the supplemental benefits payable to the named Participant from the Plan. It replaces the similar benefits provided pursuant to an agreement dated December 30, 1994 between the Participant and Star Banc Corporation (a predecessor of the Company).

Participant	:	David M. Moffett

Formula	:	Sixty percent (60%) of the Participant’s Final Average Monthly Earnings (as defined in Section 2.17 of the Plan) reduced by all of the following (each of which shall be considered an “offsetting benefit” for purposes of this Appendix B-4): the Participant’s benefit under the Qualified Plan, the Participant’s Excess Benefit under this Plan and any retirement benefit paid or payable to the Participant under the BankAmerica Corporation Retirement Income Plan.

Normal Form of Payment	:	Life annuity with ten (10) years certain

Vesting	:	Five (5) years of Service (as defined in Section 2.26 of the Plan)

Unreduced Retirement Age	:	62

Early Retirement Reduction	:	1/180 per month prior to age 62, plus 1/360 per month prior to age 60

Earliest Payout Date	:	As soon as administratively feasible after the Participant’s termination of employment, regardless of age

APPENDIX B-5

SUPPLEMENTAL BENEFITS

This Appendix B-5 summarizes the supplemental benefits payable to the named Participant from the Plan. It replaces the similar benefits provided pursuant to an agreement dated December 30, 1994 between the Participant and Star Banc Corporation (a predecessor of the Company).

Participant	:	Stephen E. Smith

Formula	:	Sixty percent (60%) of the Participant’s Final Average Monthly Earnings (as defined in Section 2.17 of the Plan) reduced by all of the following (each of which shall be considered an “offsetting benefit” for purposes of this Appendix B-5): the Participant’s benefit under the Qualified Plan, the Participant’s Excess Benefit under this Plan and any retirement benefit paid or payable to the Participant under the Ameritrust Retirement Income Plan.

Normal Form of Payment	:	Life annuity with ten (10) years certain

Vesting	:	Five (5) years of Service (as defined in Section 2.26 of the Plan)

Unreduced Retirement Age	:	62

Early Retirement Reduction	:	1/180 per month prior to age 62, plus 1/360 per month prior to age 60

Earliest Payout Date	:	Age 55 with 5 years of Service (as defined in Section 2.26 of the Plan)

APPENDIX B-7

SUPPLEMENTAL BENEFITS

This Appendix B-7 summarizes the supplemental benefits payable to the named Participant under the Plan.

Participant	:	William L. Chenevich

Formula	:	Fifty-five percent (55%) of the Participant’s Final Average Monthly Earnings (as defined in Section 2.17 of the Plan) reduced by all of the following (each of which shall be considered an “offsetting benefit” for purposes of this Appendix B-7) : the Participant’s benefit under the Qualified Plan, the Participant’s Excess Benefit under this Plan, all retirement benefits earned by the Participant for his service with VISA International, Home Savings of America, and Security Pacific Bank, and an amount that is Actuarially Equal at the commencement of the Participant’s Supplemental Benefit to 17,627 Restricted Stock Rights times the closing stock price of U.S. Bancorp common stock on December 18, 2001 (deemed to be $19.58), increased by 11.9% per annum on a compound basis (i.e., increased by multiplying the initial aggregate value of the Rights by a number equal to 1.119 raised to the nth power, where n is the number of years (and partial years) from December 18, 2001 to the date the Participant’s Supplemental Benefit commences).

Normal Form of Payment	:	Life annuity with ten (10) years certain.

Vesting Service Start Date	:	From date of hire.

Vesting	:	50% at age 63; 75% at age 64; 100% at age 65

Unreduced Retirement Age	:	65

Early Retirement Reduction	:	No early retirement reduction.

Earliest Payout Date	:	Age 63

Death Benefit	:	If death occurs after the Participant’s attainment of age 63, the Death Benefit under Article VIII shall be determined as if the Participant was 100% vested.

APPENDIX B-8

SUPPLEMENTAL BENEFITS

This Appendix B-8 summarizes the supplemental benefits payable to the named Participant under the Plan.

Participant	:	Edward Grzedzinski

Formula	:	Fifty-five percent (55%) of the Participant’s Final Average Monthly Earnings (as defined in Section 2.17 of the Plan) reduced by all of the following (each of which shall be considered an “offsetting benefit” for purposes of this Appendix B-8): the Participant’s benefit under the Qualified Plan and the Participant’s Excess Benefit under this Plan.

Normal Form of Payment	:	Life annuity with ten (10) years certain

Vesting Service Start Date	:	From December 18, 2001

Vesting	:	100% vested at December 17, 2011, if continuously employed by U.S. Bancorp from the Vesting Service Start Date through December 17, 2011

Unreduced Retirement Age	:	62

Early Retirement Reduction	:	1/180 per month prior to age 62, plus 1/360 per month prior to age 60

Earliest Payout Date	:	Age 55 and 100% vested

APPENDIX B-9

SUPPLEMENTAL BENEFITS

This Appendix B-9 summarizes the supplemental benefits payable to the named Participant under the Plan.

Participant	:	Joseph E. Hasten

Formula	:	Fifty-five percent (55%) of the Participant’s Final Average Monthly Earnings (as defined in Section 2.17 of the Plan) reduced by all of the following (each of which shall be considered an “offsetting benefit” for purposes of this Appendix B-9): the Participant’s benefit under the Qualified Plan, the Participant’s Excess Benefit under this Plan, the Participant’s benefit under the Mercantile Bancorporation Inc. Supplemental Retirement Plan (consolidated under this Plan by Section 5.04 and Appendix A-10), the employer-provided portion of the Participant’s benefit under the Mercantile Bancorporation Inc. Supplemental Savings Plan and the Participant’s qualified and nonqualified benefits earned for service with Standard Charter Bank, PLC.

Normal Form of Payment	:	Life annuity with ten (10) years certain

Vesting Service Start Date	:	From December 18, 2001

Vesting	:	100% vested at December 17, 2011, if continuously employed by U.S. Bancorp from the Vesting Service Start Date through December 17, 2011

Unreduced Retirement Age	:	62

Early Retirement Reduction	:	1/180 per month prior to age 62, plus 1/360 per month prior to age 60

Earliest Payout Date	:	Age 55 and 100% vested

APPENDIX B-11

SUPPLEMENTAL BENEFITS

This Appendix B-11 summarizes the supplemental benefits payable to the named Participant from the Plan in accordance with the Participant’s employment agreement with the Company effective as of October 16, 2001 (the “Employment Agreement”). The Employment Agreement supersedes any other employment, severance or change in control agreements between the Participant and the Company (“Prior Agreements”) except as explicitly provided in the Employment Agreement, and replaces all similar benefits provided pursuant to such Prior Agreements.

Participant	:	John F. Grundhofer

Formula	:	$2,920,000 per annum, reduced for all of the following (each of which shall be considered an “offsetting benefit” for purposes of this Appendix B-11): the Participant’s benefit under the Qualified Plan, the Participant’s Excess Benefit under Article IV of this Plan and the Participant’s benefit under any other nonqualified pension plan of the Company.

Normal Form of Payment	:	Joint and 50% contingent annuity with the Participant’s spouse as of the date the Employment Agreement was signed as the beneficiary

Vesting	:	100% vested

Unreduced Retirement Age	:	December 31, 2002

Early Retirement	:	N/A

Earliest Payout Date	:	January 1, 2003

Other Provisions	:	In the event of the Participant’s “Disability” (as defined in the Employment Agreement), death or termination of employment prior to December 31, 2002 the provisions of the Employment Agreement shall apply and override any other provisions of this Plan. No benefits described in Article VII of this Plan shall be paid to the Participant.